Exhibit 99.1

American Financial Group, Inc. Announces

Additional Stock Buyback Authorization

Cincinnati, Ohio-- August 16, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today announced that its Board of Directors has authorized the repurchase of up to an additional 5 million shares of the Company's outstanding common stock. This authorization is in addition to the 1 million shares remaining from the Board's previous authorization in March 2004. AFG intends to repurchase shares from time to time by means of open market purchases and privately negotiated transactions at prevailing market prices. The number of shares purchased, if any, will be dependent upon market conditions. The Company currently has approximately 116 million shares of common stock outstanding.

Pursuant to the Board's previous authorization, AFG has repurchased 3.1 million shares at an average price of $27.08 per share during the third quarter of 2007. This brings total purchases during the year to 4 million at an average price of $28.53. "This additional authorization reflects the Board of Directors' continued confidence in the Company's prospects and commitment to enhancing shareholder value," said S. Craig Lindner and Carl H. Lindner III, AFG Co-Chief Executive Officers. They added, "We believe that repurchasing shares during opportunistic market conditions is a productive use of our excess capital and will have a favorable effect on our return on equity."

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

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Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
(513) 579-6652

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